EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Weyco Group, Inc.
We consent to incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Weyco Group, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of Weyco Group, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 22, 2005